Exhibit 99.1

N2OFF Granted 180-Day Extension by Nasdaq to Regain Compliance with Minimum Bid Price Rule

Neve Yarak, Israel, January 8, 2025 (GLOBE NEWSWIRE) — N2OFF, Inc.\ (NASDAQ: NITO) (FSE:80W) (“N2OFF” or the “Company”), a clean tech company engaged in sustainable solutions for the energy and agri-tech industries, announced that on January 7, 2025 the Company received formal notification from the Listing Qualification Department of the Nasdaq Stock Market (“Nasdaq”) that it has been granted an additional 180-day compliance period, or until July 7, 2025, to regain compliance with Nasdaq’s minimum $1.00 bid price per share requirement.

If at any time until July 7, 2025, the closing bid price of the Company’s common stock is at least $1.00 per share of common stock for a minimum of 10 consecutive trading days, Nasdaq will provide written confirmation of compliance to the Company and the matter will be closed.

In accordance with Nasdaq Marketplace Rule 5810(c)(3)(A), Nasdaq staff determined that N2OFF was eligible for an additional 180-day period to regain compliance based on the Company meeting the continued listing requirement for the market value of publicly held shares and all other applicable requirements for initial listing on the Nasdaq Capital Market, with the exception of the bid price requirement, and the Company’s written notice of its intention to cure the deficiency during the second compliance period and, if necessary, to do so by effecting a reverse stock split.

This current notification from Nasdaq has no immediate effect on the listing or trading of the Company’s common stock, which continue to be listed and traded on the Nasdaq Capital Market under the symbol “NITO.”

About N2OFF, Inc.:

N2OFF, Inc. (formerly known as Save Foods, Inc.) is a clean tech company engaged in sustainable solutions for energy and innovation for agri- tech. Through its operational activities it delivers integrated solutions for sustainable energy, greenhouse gas emissions reduction and safety, quality solutions for the agri- tech market. NTWO OFF Ltd., N2OFF’s majority-owned Israeli subsidiary, aims to contribute in tackling greenhouse gas emissions, offering a pioneering solution to mitigate nitrous oxide (N2O) emissions, a potent greenhouse gas with 310 times the global warming impact of carbon dioxide. NTWO OFF Ltd., aims to promote agricultural practices that are both environmentally friendly and economically viable. N2OFF recently entered the solar PV market and will provide funding to Solterra Renewable Energy Ltd. for the current project in the total Capacity of 111 MWp, as well as potential future projects. Save Foods Ltd., N2OFF’s majority-owned Israeli subsidiary, focuses on post-harvest treatments in fruit and vegetables to control and prevent pathogen contamination. N2OFF also has a minority ownership in Plantify Foods, Inc., a Canadian company listed on the TSXV that offers a wide range of clean-label healthy food options. For more information on Save Foods Ltd. and NTWO OFF Ltd. visit our website: www.n2off.com.

Forward-looking Statements:

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and other Federal securities laws. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions or variations of such words are intended to identify forward-looking statements. Because such statements deal with future events and are based on our current expectations, they are subject to various risks and uncertainties. Actual results, performance or achievements could differ materially from those described in or implied by the statements in this press release. The forward-looking statements contained or implied in this press release are subject to other risks and uncertainties, including market conditions as well as those discussed under the heading “Risk Factors” in N2OFF’s Annual Report on Form 10-K filed with the SEC on April 1, 2024, and in any subsequent filings with the SEC. Except as otherwise required by law, we undertake no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. References and links to websites have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release. We are not responsible for the contents of third-party websites.

Investor Relations Contacts:

Michal Efraty

michal@efraty.com